Exhibit 10.1

**  Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FINAL – EXECUTION DRAFT

FIRST AMENDMENT

TO

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

BY AND AMONG

Cti biopharma corp.,

BAXALTA INCORPORATED

BAXALTA US INC.

AND

BAXALTA GMBH

DATED: June 8, 2015

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FIRST AMENDMENT

TO

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

This FIRST AMENDMENT TO DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT (this “Amendment”) is entered into on this 8th day of June, 2015 (the “Effective Date”), by and among CTI BIOPHARMA CORP (f/k/a CELL THERAPEUTICS, INC.), a company organized under the laws of the State of Washington with its principal place of business at 3101 Western Avenue, Seattle, WA 98121 (“CTI”), and BAXALTA INCORPORATED, a company organized under the laws of Delaware with its principal place of business at 1200 Lakeside Drive, Bannockburn, IL 60015 (“BI”), BAXALTA US INC. (“BUSI”) and BAXALTA GMBH (“BGMBH” and, together with BI and BUSI, collectively, “Baxalta”).  CTI and Baxalta may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on November 14, 2013, Baxter International Inc. and subsidiaries (collectively, “Baxter”) and CTI entered into Development, Commercialization and License Agreement (as amended, the “Agreement”; capitalized terms used herein without definition shall have the same meanings herein as set forth in the Agreement);

WHEREAS, Baxter assigned the Agreement to Baxalta in April, 2015; and

WHEREAS, in accordance with Section 16.7 of the Agreement, the Parties wish to amend the Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I.

AMENDMENTS

1.1. PERSIST-2 Milestone.

(a) Acceleration of Milestone Payment.  Subject to the terms and conditions set forth in this Amendment, the Parties hereby agree to the acceleration of the payment of the Development Milestone set forth in Section 9.2.1 of the Agreement entitled “Last Patient First Dose in PERSIST-2” (the event meeting the milestone criteria, a “PERSIST-2 Milestone”) in the amount of twenty million U.S. dollars (USD 20,000,000). Baxalta shall, within three (3) days of the Effective Date, pay to CTI such amount to an account designated by CTI to Baxalta in writing (the “Accelerated PERSIST-2 Milestone Payment”).

(b) Interest on Milestone Payment.  ** interest in the amount of nine percent (9%) per annum shall accrue on the amount of the outstanding Accelerated PERSIST-2 Milestone Payment from the Effective Date until the earlier of (i) the date of first occurrence of the PERSIST-2 Milestone or (ii) the date that the Accelerated PERSIST-2 Milestone Payment plus accrued interest is repaid in full to Baxalta.  If the event in Section 1.1(b)(i) occurs before the event described in Section 1.1(b)(ii), then accrued and unpaid interest on the Accelerated PERSIST-2 Milestone Payment shall be paid by CTI to Baxalta within thirty (30) days of such event.

(c) Failure to Meet Milestone.  A failure to meet the PERSIST-2 Milestone shall be deemed to have occurred hereunder on the earliest to occur of the following if prior to the date of first occurrence of the PERSIST-2 Milestone any of the following occur: (i) either the FDA or the EMA determines and communicates in writing to one of the Parties that the benefit risk profile of the Licensed Product is unacceptable; (ii) the Development of a Licensed Product is terminated in accordance with Section 15.2.6 of the Agreement as a result of a Commercial Failure; or (iii) December 31, 2016 (any of (i), (ii) or (iii), a “PERSIST-2 Milestone Failure”).

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(d) Repayment of Accelerated PERSIST-2 Milestone Payment.  In the event of a PERSIST-2 Milestone Failure prior to date of first occurrence of the PERSIST‑2 Milestone, CTI shall repay the Accelerated PERSIST-2 Milestone Payment with accrued interest to Baxalta in eight (8) quarterly installments  of two million five hundred thousand U.S. dollars (USD 2,500,000), and a final installment equal to the remainder of the unpaid, outstanding balance.  The first installment shall be due within thirty (30) days after the end of the calendar quarter of the first occurrence of a PERSIST-2 Milestone Failure and each subsequent installment shall be due and payable within thirty (30) days after the end of each of the subsequent calendar quarters, until the Accelerated PERSIST-2 Milestone Payment with accrued interest has been repaid.

1.2. MAA Milestone.

(a) Acceleration of Milestone Payment.  Subject to the terms and conditions set forth in this Amendment, the Parties hereby agree to the acceleration of the payment of the Development Milestone set forth in Section 9.2.1 of the Agreement entitled “Filing of Marketing Authorization Application for EU Regulatory Approval” (the event meeting the milestone criteria, a “MAA Milestone”)in the amount of twelve million U.S. dollars (USD 12,000,000). Baxalta shall, within three (3) days of the Effective Date, pay to CTI such amount to an account designated by CTI to Baxalta in writing (the “Accelerated MAA Milestone Payment”).

(b) Interest on Milestone Payment.  ** interest in the amount of nine percent (9%) per annum shall accrue on the amount of the outstanding Accelerated MAA Milestone Payment from the Effective Date until the earlier of (i) the date of first occurrence of the MAA Milestone or (ii) the date that the Accelerated MAA Milestone Payment plus accrued interest is repaid in full to Baxalta.  If the event described in Section 1.2(b)(i) occurs before the event described in Section 1.2(b)(ii), then accrued and unpaid interest on the Accelerated MAA Milestone Payment shall be paid by CTI to Baxalta within thirty (30) days of such event.

(c) Failure to Meet Milestone.  A failure to meet the MAA Milestone shall be deemed to have occurred hereunder if prior to the date of first occurrence of the MAA Milestone any of the following occur: (i) either the FDA or the EMA determines and communicates in writing to one of the Parties that the benefit risk profile of the Licensed Product is unacceptable; (ii) the Development of a Licensed Product is terminated in accordance with Section 15.2.6 of the Agreement as a result of a Commercial Failure; or (iii) March 31, 2017 (any of (i), (ii) or (iii), a “MAA Milestone Failure”).

(d) Repayment of Accelerated MAA Milestone Payment.  In the event of a MAA Milestone Failure prior to date of first occurrence of the MAA Milestone, CTI shall repay the Accelerated MAA Milestone Payment with accrued interest to Baxalta in eight (8) quarterly installments  of one million five hundred thousand U.S. dollars (USD 1,500,000), and a final installment equal to the remainder of the unpaid balance.  The first installment shall be due within thirty (30) days after the end of the calendar quarter of the first occurrence of a MAA Milestone Failure and each subsequent installment shall be due and payable within thirty (30) days after the end of each of the subsequent calendar quarter, until the Accelerated MAA Milestone Payment with accrued interest has been repaid.

1.3. Other Payment Provisions.

(a) Acceleration Following an Event of Default.  As used in this Amendment, “Event of Default” means any of the following:

(i) CTI shall fail to make any required payment under this Amendment within thirty (30) days after written notice from Baxalta that such payment has not been received when due.

(ii) Any portion of CTI’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $500,000, which judgment or judgments is/are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days.

(iii) CTI (A) (1) shall make an assignment for the benefit of creditors; or (2) shall be unable to pay its debts as they become due; or (3) shall file a voluntary petition in bankruptcy; or (4) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief  under any present or future statute, law or regulation pertinent to such circumstances; or (5) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of CTI or of all or substantially all (i.e., 60% or more) of the assets or property of CTI; or (6) shall cease operations of its business as its business has normally been conducted (provided that the normal conduct of business shall include the business conducted by CTI as of the date hereof and reasonable extensions thereof and businesses ancillary or complimentary thereto), or terminate substantially all of its employees; or (7) CTI or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (1) through (6); or (B) either (1) forty-five (45) days shall have expired after the commencement of an involuntary action against CTI seeking reorganization, arrangement, composition, readjustment, liquidation,

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dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of CTI being stayed; or (2) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (3) CTI shall file any answer admitting or not contesting the material allegations of a petition filed against CTI in any such proceedings; or (4) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (5) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of CTI, of any trustee, receiver or liquidator of CTI or of all or substantially all of the properties of CTI without such appointment being vacated.

Upon the occurrence of an Event of Default, the Accelerated PERSIST-2 Milestone Payment (and all interest accrued thereon) and the Accelerated MAA Milestone Payment (and all interest accrued thereon) not yet repaid to Baxalta shall be immediately due and repaid to Baxalta without further action, notice or demand.  No delay or omission on the part of Baxalta in exercising any right or remedy under this Amendment shall operate as a waiver of any right or remedy under CTI’s repayment obligations under this Amendment.  A waiver by Baxalta on any one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

(b) Occurrence of Milestone Following Repayment.  Notwithstanding anything in this Amendment to the contrary, if (i) the Agreement has not been previously terminated pursuant to Section 15.2.6 of the Agreement and (ii) a first occurrence of the PERSIST-2 Milestone or the MAA Milestone occurs, then CTI shall not be required to pay back to Baxalta the respective Accelerated PERSIST-2 Milestone Payment or the Accelerated MAA Milestone Payment, as the case may be, and any amount of such Payment(s) previously paid to Baxalta shall be paid back to CTI by Baxalta within thirty (30) days after written notice to Baxalta by CTI of such Milestone occurrence, as the case may be.  For purposes of clarification, the only amounts due from CTI to Baxalta in this case shall be the interest accrued hereunder on the applicable Payment between the Effective Date and the date of the first occurrence of the PERSIST-2 Milestone or the MAA Milestone, as the case may be.

1.4. Manufacturing.

(a) Article VIII of the Agreement is canceled and replaced with the following new Article VIII:

“8.1	CTI Supply.
8.1.1

Pre-Commercial Supply.  As between the Parties, subject to Section 8.5, CTI will be solely responsible, by itself or through one or more CMOs, for the supply of the Licensed Product for pre-commercial use including, but not limited to, clinical use.

8.1.2	Current Commercial and Future Clinical and Commercial Supply.
8.1.2.1

CTI.  ** CTI shall remain solely responsible for its management and financial obligations under the current **  manufacturing agreements (proposals, work orders, purchase orders, or the like,  under the **.  CTI shall remain solely responsible for its management and financial obligations under the current **  manufacturing agreements (proposals, work orders, purchase orders, or the like, under **.  CTI and Baxalta will mutually agree upon a transition plan for Baxalta’s management of **  Drug Product production responsibilities and production costs; provided, however, CTI (i) will continue to bear responsibility for all ** Drug Product production costs until Baxalta Quality release of Drug Product (minimally to include all launch supplies to be defined at a future date), and (ii) the transition shall be executed and completed within **  months after notice from Baxter to CTI of its intent to have the transition.  For the avoidance of doubt, Baxalta’s assumption of the management of ** manufacturing shall only occur after Baxalta certifies the successful transfer of responsibility including, but not limited to, contractual relationship, tech transfer, Baxalta resources are in place, completed successful pre-approval inspection(s) for US and EU health authorities.

8.1.2.2

Interim Responsibility.  Notwithstanding this Article VIII, but subject to completion of the transition of ** supply to Baxalta pursuant to Section 8.1.2.1, unless and until the **  is executed and/or Baxalta contracts for the supply of Manufactured Products (defined in Section 8.2) through Independent Suppliers (as defined in Section 8.7) pursuant to Section 8.7, CTI shall be solely responsible and obligated to supply Licensed Product to Baxalta at a price equal to **.

8.2	CMO Agreements. **

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8.3

Capital Expenses.  Notwithstanding this Article VIII, as between the Parties: CTI shall bear all capital expenses associated with CTI’s contracting with Third Party(s), including, but not limited to, **, for the manufacture of Manufactured Products; and Baxalta shall bear all capital expenses associated with Baxalta’ contracting with Independent Suppliers.

8.4

**.  CTI acknowledges and agrees that a three-way supply agreement among the Parties and **  is preferable to the **  and, therefore, CTI, in cooperation with Baxalta, shall use commercially best efforts, and Baxalta shall reasonably cooperate with CTI, to cause **  to enter into a supply agreement with CTI and Baxalta for the commercial, non-all requirement supply of drug substance (i.e., the Compound) (“**”).  The ** shall provide (i) CTI’s responsibility of managing **, at CTI’s expense, as a CMO for supply of drug substance under the Agreement,  (ii) **  direct supply of such drug substance to Baxalta and Baxalta’s direct payment to **  for supplied drug substance.  The **  shall also provide that, in the event CTI, upon notice from Baxalta or **, fails to cure a material breach of the **  within the time period for a cure provided in the **, but no later than thirty (30) days, or materially delays the production of supply thereunder other than as a result of a force majeure event (notwithstanding, if such force majeure event is not cured within sixty (60) days, the delay shall be considered a material delay and not excepted) Baxalta shall have the right to convert the **  into a two-way agreement with **, for supply of drug substance to Baxalta.

8.5.

Fill/Finish.  CTI shall be responsible for the packaging, finishing and labeling activities (such as blistering and package inserts), to produce Licensed Product from Drug Product (“Fill/Finish”) in support of clinical studies; and Baxalta shall be responsible for Fill/Finish of Licensed Product for all commercial activity, subject to the execution of a Fill/Finish transition plan and technical transfer from CTI to Baxalta and/or Baxalta’s CMO.  Any technology transfer expenses under this Section 8.5 are a Development expense.

8.6.

Quality Agreement.  CTI and Baxter shall enter into a separate agreement governing the quality control, quality assurance and validation (the “Quality”) of any Manufactured Products (as applicable) delivered by CTI to Baxter under any supply agreement between the Parties (the “Quality Agreement”). The Quality Agreement shall be negotiated in good faith by the Parties, will contain customary terms and conditions that are consistent with this Agreement, and shall set forth the respective requirements, roles and responsibilities of the Parties which shall be consistent with the following:

8.6.1.

Prior to receipt of Marketing Approval in the United States: (a) CTI shall have final functional Quality decision-making authority with respect to the Manufactured Products and the manufacture thereof and (b) CTI shall have responsibility for Quality oversight of all Third Party manufacturers for the Manufactured Products that are engaged by CTI for the manufacture and supply of Manufactured Products and/or Drug Product (as applicable) to Baxter (including, as applicable, any Third Party vendors).

8.6.2.

Following receipt of Marketing Approval in the United States: (a) Baxter shall have final functional Quality decision-making authority with respect to the Manufactured Products and the manufacture thereof and (b) Baxalta shall have responsibility for Quality oversight of the Third Party manufacturers for Manufactured Products (including, as applicable, any Third Party vendors).

8.7

Independent Supply Agreements.  Notwithstanding the other provisions of this Article VIII, Baxalta shall have the right to enter into a supply agreement(s) with one or more Third Party(s) (“Independent Suppliers”) for the supply of Manufactured Products.   The provisions of Section 2.8 (Subcontracting) shall apply to Baxalta and any Independent Suppliers on the same terms as they apply in Section 2.8 to CTI and the Outside Contractors referenced in such section, with the exception that Section 2.8(d) shall not apply, and the written notice requirement shall be that Baxalta shall provide to CTI **  days’ prior notice to review and comment on a proposed Independent Supplier agreement. CTI shall provide Baxalta royalty-free transfer of the manufacturing process know-how and Information used by or on behalf of CTI for the manufacture of Manufactured Products at Baxalta’s expense at  actual cost, including at the FTE Rate for CTI employees (in accordance with prior CTI methods of manufacture including, but not limited to, the methods employed at **  for the manufacture of Manufactured Products) and a license to CTI Know-How and CTI Patents used by or on behalf of CTI for the manufacture of Manufactured Products to enable Baxalta to transfer and sub-license such processes to Independent Suppliers solely to manufacture Manufactured Products, for Baxalta. For the avoidance of doubt, Baxalta shall have the right to contract directly with **. Further for the avoidance of doubt, for commercial product after initial launch supplies, **, Baxalta shall provide direct payment to the Independent Suppliers of all Manufactured Products manufactured, regardless of whether intended use is for commercial or safety stock purposes.

8.8

CTI Purchase from Baxalta.  In the event CTI requires drug substance, Drug Product or Licensed Product supply from Baxalta, and if the **  has been executed, Baxalta shall sell such product, in quantities and on terms mutually agreeable to the Parties, to CTI **.

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8.9	Forecasts and Supply Determinations.
8.9.1

Supply Allocation.  The JMC shall, on an ongoing basis, assess demand based on the Baxalta Master Production Schedule (a document prepared by Baxalta with respect to Manufactured Product production,) based upon forecasted demand from the Parties for clinical and commercial needs, and propose allocation of production between or among **, any other CMOs engaged by CTI, on the one hand, and Independent Suppliers, on the other hand.  In connection with the foregoing, the JMC shall evaluate production of those suppliers using the performance parameters of cost per unit (as defined below) of Manufactured Product and lead time.  Each Party shall have the right to allocate up to fifty percent (50%) of the demand of drug substance per forecast to the CMOs engaged by such Party; provided, however, if either Party is unwilling or unable to supply drug substance through its CMOs in accordance with forecasted demand, the other Party may increase allocation beyond the fifty percent (50%) in order to supply the forecasted demand gap.

8.9.2.

True Up.  Upon Baxalta’s written notice to CTI that Baxalta can fulfill at least fifty percent (50%) of annual forecast demand of drug substance, the Parties shall reconcile supply costs of drug substance thereafter to compensate a Party for using the other supplier’s more costly and/or less timely supplier, if any. Upon such notice, the following provisions of this Section 8.92 true up procedure shall be performed annually.

8.9.2.1	Per Unit Cost. Each Party’s “Per-Unit Cost” for drug substance shall mean and be calculated as supplier production cost per unit of drug substance.
8.9.2.2

Inventory Carrying Cost.  Each Party’s “Inventory Carrying Cost” shall mean Per Unit Cost (of the Party’s supplier having the longer lead time for drug substance) multiplied by the drug substance inventory receipts by Baxalta during a given calendar year from such Party’s suppliers, multiplied by (the time difference of the CTI CMO lead time and Independent Supplier lead time (expressed on an annual basis)) multiplied by **. For example: **

8.9.2.3.	Incremental Per Unit Cost. Each Party’s “Incremental Per Unit Cost” shall mean and refer to the difference between the respective Per Unit Costs of the Parties’ respective suppliers.
8.9.2.4

True-Up Reconciliation.  True up reconciliation shall be made in accordance with subsections (A)-(C) below, with the exception that in the event Baxter or CTI is incapable of supplying fifty (50%) of the forecasted demand through their respective suppliers, the Parties will discuss in good faith **.

(A) whichever Party has the higher Per Unit Cost for a given calendar year shall make payment to the other Party according to the following calculation: the Incremental Per Unit Cost multiplied by the drug substance inventory receipts by Baxalta during a given calendar year from such Party’s suppliers;

(B) For each calendar year, whichever Party has the longer lead time shall pay to the other Party the Inventory Carrying Cost; and

(C) Payments under Sections 8.9.2.4(A) and (B) shall be made by the owing Party to the other Party by February 28th of the subsequent year, or taken as a credit against payments owed to such other Party at that time, at the owed Party’s.

8.10	Supplies. All suppliers must be Baxalta Approved Suppliers. The terms of Section 12.5.2 shall continue to apply.
8.11

Audits.  Each Party shall have a right to audit the other Party’s records once per Calendar Year, for purposes of confirming the calculations of Section 8.9.2. The provisions of Section 9.4.6 shall be followed for audit procedure, to the extent such provisions are applicable and not contradictory to the purpose of this Section 8.11, making the necessary changes such that either Party may be audited.  The application of Section 9.4.6 is further limited to the (i) timing of, and agreement to, an audit; (ii) the use of an accounting firm; and (iii) penalty payments for accounting discrepancies. A Party’s use of Section 9.4.6 under this Section 8.11shall be independent of its use of Section 9.4.6 for any other purpose under the Agreement.

(b) Miscellaneous. In order to harmonize new Article VIII under this Amendment with the original Agreement, the following additional changes are hereby made to the Agreement:

(i)	The last sentence of Section 2.1 of the Agreement is cancelled and deleted;
(ii)	In Section 2.2(b) of the Agreement, the phrase “to fulfill its obligations under the Supply Agreement” is cancelled and deleted from the Agreement;

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(iii)	Section 2.3(b) of the Agreement is cancelled and replaced with the following new Section 2.3(b):

“(b) subject to the provisions of Article VIII and”;

(iv)

Section 2.8 of the Agreement, in the third and fourth lines, the phrases “(or if Baxter exercises its Fill/Finish Option)” and “pursuant to the Supply Agreement” as well as clause (d) of such Section, are cancelled and deleted from the Agreement;

(v)	Section 3.1.6.3(c) of the Agreement is cancelled and replaced with the following new Section 3.1.6.3(c):

“(c) with respect to all issues relating to the manufacture of Licensed Products, with the exception of (1) allocation of production among **, CTI’s CMOs and Baxalta’s CMOs and Independent Suppliers including, but limited to, all aspects of Section 8.9, (2) Baxalta’s contracting and management of Independent Suppliers, and (3) matters related to Section 8.2 (i.e., CMO Agreements), the decision of CTI’s Executive Officer shall prevail,”;

(vi)

The Sections 1.152 (“Supply Agreement”), 1.153 (“Supply Cap”) and 1.154 (“Supply Failure”) definitions and Exhibit 8.2 of the Agreement are canceled and deleted from the Agreement and all references thereto and all clauses, to the extent dependent thereon, in the Agreement, shall have no effect.

(vii)	Section 1.36 of the Agreement is amended by adding the following sentence to the end of the definition:

“Cost of Goods Sold” or “COGS shall not include **.”

1.5. No Public Disclosure.  Neither Party shall issue a public communication or press release regarding this Amendment or the contents hereof; provided, however, CTI shall comply with any SEC required filing regarding the Amendment.

1.6 Pacritinib Development.

(a) CTI represents and warrants that it intends to spend (on an accrual basis) at least $**  million on Development, Investigator-Sponsored Trials and pacritinib pre-commercial expenses from the Effective Date through December 31, 2015, in accordance with the  priorities and budgets established by the JSC; provided, however in the event the JSC cannot agree on priorities and budgets relative to the advance payments hereunder, the provisions of Section 3.1.6 of the Agreement notwithstanding, the priorities shall be as follows:

(i)	PERSIST-2 Phase 3 study trial recruitment and timely completion;
(ii)	CMC activities to ensure a timely and quality submission;
(iii)	Manufacturing capacity needs; and
(iv)	Commercial readiness plans and program, including resources, personnel (field force).

(b) Baxalta audit.  Baxalta shall have the right to audit CTI’s records to verify that the $** million of this Section 1.6 is being/was spent on pacritinib Development only.  For purposes of any audit under this Section 1.6(b), Baxalta and CTI shall adhere to the provisions of Section 9.4.6 of the Agreement, to the extent such provisions are applicable and not contradictory to the purpose of this Section 1.6(b), and further that the following control:

(i)	Baxalta may audit CTI **;
(ii)

in the event the auditors determine that any amount less than $** million was spent on pacritinib Development from the Effective Date through February 29, 2016, corrected for any material diminution  of the Development Plan, wherein such diminution is confirmed by Baxalta and is not subject to Development Plan changes resulting from the application of the rights under Section 3.1.6 of the Agreement, in effect as of the Effective Date of this Amendment, at Baxalta’s discretion, CTI shall make payment to Baxalta of such amount (i.e., the dollar amount portion of the

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$** million not spent on pacritinib Development) within thirty (30) days written notice from Baxalta or Baxalta shall be permitted to credit such amount against any amount owed or owing to CTI; and
(iii)	Baxalta’s use of the audit provisions under Section 9.4.6 for purposes of this Section 1.6 shall be independent of Baxalta’s rights under Section 9.4.6 for all other matters under the Agreement.

(c) The provisions of Sections 1.1(d), 1.2(d) and 1.3 shall operate independently of this Section 1.6; provided, however, if Baxalta has received repayments pursuant to Sections 1.1(d), 1.2(d) or 1.3, with the exception of accrued interest payments, such repayment amounts shall be credited to CTI against any amount owing under Section 1.1(b)(ii).

1.7. No Other Amendments.  Except as expressly set forth in Sections 1.1through 1.7 of this Amendment, the Agreement shall remain unmodified and in full force and effect.

Article II.

GENERAL PROVISIONS

2.1. Headings.  Headings are inserted for convenience and shall not affect the meaning or interpretation of this Amendment.

2.2. Severability.  Should any part of this Amendment be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Amendment shall remain binding upon the Parties hereto.

2.3. Entire Agreement.  The Agreement, together with this Amendment, constitutes the whole agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

2.4. Counterparts.  This Amendment may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.

2.5. Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.

2.6. Governing Law.  The construction, validity and performance of this Amendment shall be governed in all respects by the laws of the state of New York, excluding its provisions regarding conflicts of law.  The UNCITRAL Convention on the International Sale of Goods shall not apply.

2.7. Representation.  CTI represents and warrants that it has the right, and requires no consent from a third party, to enter into this Amendment.

[Signature Page Follows]

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[Signature Page to First Amendment to

Development, Commercialization and License Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in duplicate by their respective duly authorized officers or representatives.

CTI BIOPHARMA CORP.

By:	/s/ James Bianco
Name :	James Bianco
Title:	President and CEO

BAXALTA INCORPORATED

By:	/s/ Todd Young
Name:	Todd Young
Title:	Treasurer and CVP

BAXALTA US INC.

By:	/s/ Todd Young
Name:	Todd Young
Title:	Treasurer and CVP

BAXALTA GMBH

By:	/s/ Valerie Gateaux
Name:	Valerie Gateaux
Title:	Finance Director

BAXALTA GMBH

By:	/s/ Mario Ricard
Name:	Mario Ricard
Title:	Head, Plasma Manufacturing Europe Baxalta